Exhibit 10.2

RENEWAL PROMISSORY NOTE

$562,500.00	Executed at Broward County, Florida
January 31, 2011

FOR VALUE RECEIVED, Parkson Property LLC, a wholly owned subsidiary of Le@P Technology, Inc., with a principal place of business at 5601 N. Dixie Highway, Suite 411, Fort Lauderdale, Florida  33334 ("Maker"), promises to pay to the order of Bay Colony Associates, Ltd. (the "Payee"), the principal sum of FIVE HUNDRED SIXTY-TWO THOUSAND FIVE HUNDRED DOLLARS AND NO CENTS ($562,500.00), together with interest at the rate of seven percent (7%) per annum due and payable in one lump sum of principal and interest on January 8, 2012.  Payment of principal and accrued interest shall be paid to the Payee at 5601 N. Dixie Highway, Suite 411, Ft. Lauderdale, FL 33334, or such other place as the Payee may designate.

This Renewal Promissory Note (this "Note") is issued subject to the following additional terms and conditions:

1.           Renewal of Promissory Note dated September 28, 2001,  Promissory Note dated March 17, 2006, Renewal Promissory Note dated October 24, 2007 and Renewal Promissory Note dated January 15, 2010.  This Note is a renewal promissory note, and renews, amends and restates the terms and obligations under that certain Promissory Note made by the Maker to the Payee dated September 28, 2001 (the “Original Note”), as amended, replaced, and modified by: (i) that certain Promissory Note dated March 17, 2006, (ii) that certain Renewal Promissory Note dated October 24, 2007, and (iii) that certain Renewal Promissory Note dated January 15, 2010 in the original principal amount of $562,500 (the foregoing, with the Original Note are collectively referred to as the “Prior Note”).  Pursuant to this Note, the maturity date for the payment of principal and accrued interest under the Prior Note has been extended from January 8, 2011 to January 8, 2012. It is the intention of the Maker and the Payee that this Note, given in replacement of the Prior Note, shall amend, restate and renew the Prior Note without constituting a novation, satisfaction, cancellation or extinguishment of the Prior Note, but that henceforth the indebtedness represented thereby and the obligations thereunder shall be paid in accordance with the terms and conditions of this Note, and not in accordance with the terms and conditions of the Prior Note.  For the avoidance of doubt, the obligations evidenced by this Note are the same obligations as were evidenced by the Prior Note.

2.           Type of Payment.  Payment of both principal and interest shall be made in currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

3.           Manner of Payment.  Payment shall be made to Payee at the Payee's address set forth above or such other place as Payee may designate in writing.

4.           Interest on Overdue Payments.  From and after the date which is fifteen (15) days after the date upon which any payment of principal hereunder becomes due and payable, if the same is not timely paid, interest shall be payable on all sums outstanding hereunder at the rate of fifteen percent (15%) per annum.

5.           Waiver.  Payee hereby waives all defaults under the Prior Note and agrees that the obligations evidenced hereby are in good standing, free from defaults as of the date hereof.

6.           Miscellaneous.

(A)           This Note shall be binding upon the Maker and its successors and assigns.

(B)           If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

(C)           The validity, interpretation and effect of this Note shall be exclusively governed by, and construed in accordance with, the laws of the State of Florida, excluding the "conflict of laws" rules thereof.

(D)           This Note may not be amended or modified, nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by the Maker and accepted by Payee.

(E)           In case suit shall be brought for the collection hereof, or if it is necessary to place the same in the hands of an attorney for collection, the Maker agrees to pay reasonable attorneys’ fees and costs for making such collections.

IN WITNESS WHEREOF, the Maker has caused this Note to be executed as of the day and year first above written.

Parkson Property LLC

By: /s/Timothy C. Lincoln
Name: Timothy C. Lincoln
Acting Principal Executive Officer